Exhibit 10.1

Nancy Untiet
Senior Executive Recruiter
Aetna
151 Farmington Avenue
Hartford, CT 06156
860-273-1891

March 23, 2011

Shawn Guertin
14421 Sugarland Lane
Poolesville, MD 20837

Dear Shawn:

On behalf of Aetna and the Finance organization, I am pleased to offer you the position of Head of Business Segment Finance.

We look forward to having you start work on or before, April 1, 2011. Your base salary will be $500,000 per year, payable in accordance with the company's regular payroll practices (currently bi-weekly). Your salary will be reviewed periodically for a possible salary increase and the company may also from time to time review and adjust salaries to reflect appropriate compensation for each position.

You will be eligible for consideration for an award under the company's annual incentive program beginning with the 2011 performance year (payable in 2012) as long as the plan is in effect. Each year thereafter, while you are employed by the company, you will be eligible for consideration for additional awards under the annual incentive program while the plan remains in effect. Your full-year annual target bonus opportunity will be 80% of your base salary.

We will recommend to the Board of Directors' Committee of Compensation and Organization that you be granted Aetna Market Stock Units (MSUs) which we consider as having a total target value of $700,000. The number of MSUs that you will receive will be based on both a valuation factor and the closing price of Aetna common stock on the effective date of the grant, in accordance with Company grant practices. MSUs will cliff vest at the end of a twenty-two month period following the date of the grant. This grant will be subject to you agreeing to the terms of the award agreement and the plan.

We will also recommend to the Board of Directors' Committee on Compensation and Organization that you be granted performance stock units (PSUs) which we consider as having a total target value of $300,000. The number of PSUs that you will receive will be based on the closing price of Aetna common stock on the effective date of the grant, in accordance with Company grant practices. The number of PSUs that will vest, if any, at the end of the twenty-two month vesting period is dependent on Aetna performance relative to the established financial target. The PSU grant will be subject to you agreeing to the terms of the award agreement and the plan

Additional details are provided in the Term(s) of Award documents, which you will receive approximately two weeks after the grant effective date.

Guertin, S.

03/23/11

Aetna's Board of Director's Committee on Compensation & Organization reserves the right to change the equity program which includes the guideline equity award dollar values at its discretion.

As a part of the Executive Tier of the Aetna Equity based Compensation program, we encourage you to achieve a certain level of ownership in Company stock to better align the interests of senior executives with Company shareholders. Specifically, we expect you to own shares of stock in the Company with a dollar value greater than or equal to 300% of your base salary. If at the time of vesting or exercise of an equity grant awarded in 2010 or later, an executive is not in compliance with his or her stock ownership requirement, the executive must retain 35% of the after tax shares received on vesting or exercise until 30 days past termination. Net shares held from vested RSUs, PSUs and MSUs, shares delivered upon exercise of a SAR and voluntarily deferred shares and/or net shares held are counted for purposes of determining whether an executive has satisfied the ownership expectation. There are also a variety of Company programs currently available to you to build this stock ownership position. Additional program details will be made available to you with your 2011 awards.

If your employment is involuntarily terminated under circumstances that would call for severance pay benefits and/or salary continuation benefits under the company's severance and salary continuation plan then in effect, you will receive payment for fifty-two (52) weeks of salary continuation in lieu of amounts payable under such severance and salary continuation benefits plan upon delivery of a release of any employment-related claims and covenants in form and substance satisfactory to the company.

You will be eligible to participate in our contributory health and welfare benefit plan. Coverage for medical, dental, life, disability, flexible spending accounts and accident benefits will become effective on the first of the month following the date you begin work (or re-commence work if you are being re-hired). If you begin work on the first of the month, your benefits will become effective immediately. Information on Aetna's total benefits package (various benefit programs and services and associated costs), can be accessed at www.Aetna.com/working (Benefits). Once you begin work, you can enroll for coverage through our intranet site.

For the purpose of Paid Time Off (PTO) accrual only, you will earn twenty-eight (28) PTO days as if you had ten (10) years of service. In your first partial calendar year of employment, your PTO accrual will be pro-rated, based on your hire date. PTO includes time out of the office for vacation, personal time, family illness, and incidental sick days.

This offer is based on the information you provided in the Aetna Employment Application and is also contingent upon successful completion of a background check. As you were also previously advised, a drug test is part of the standard pre-employment process. This job offer is contingent upon your passing a urinalysis drug test before your start date. Your test must be scheduled and taken no later than two business days from the date you verbally accepted Aetna's offer of employment. The enclosed handout, the Aetna Candidate Information sheet, provides instructions you must follow to schedule and take your drug test within the timeframe noted above.

Guertin, S.

03/23/11

Aetna will assist you by providing a one time net payment of $50,000 to cover your temporary commutation and living expenses for up to a twelve month period after which time you will be expected to permanently relocate from Poolesville, MD to the greater Hartford, Connecticut area.  You will be contacted directly by a Relocation Consultant from Cartus to initiate these services.  If you voluntarily elect to terminate your employment or are terminated from Aetna for any other reason other than job elimination (as defined in the Company's Job Elimination Benefits Plan) within the first 12 months of your hire or transfer date (first day of work in new location), you will be responsible to repay 100% of your relocation expenses paid by Aetna.   If you voluntarily elect to terminate your employment or are terminated from Aetna for any reason other than job elimination (as defined in the Company's Job Elimination Benefits Plan) between 12 and 18 months after your hire or transfer date (first day of work in new location), you will be responsible for repaying 50% of your relocation expenses paid by Aetna.

Federal law requires that we verify the employment authorization of all new employees.  On your first day, you must bring appropriate documentation to verify both your identity and employment eligibility.  Please carefully review the enclosed materials that provide information about certain documents (List of Acceptable Documents) that you must bring to work on your first day in order to complete the I-9 form. In addition, the employee name which you have provided to us must match exactly to the name associated with your social security number and listed with the Social Security Administration (including middle name/initial) as well as the identity document which you provide when completing your I-9.  If it does not, we may not be able to hire you or your employment could be terminated at a later date.  Therefore, please follow up with the SSA to resolve any discrepancies prior to your scheduled first day of work.

In addition, Aetna participates in the federal E-Verify Program in all states, with the exception of Illinois. Under the E-Verify Program, documents used to determine employment authorization are subject to verification by the Social Security Administration and Department of Homeland Security through their databases. Should we receive a non confirmation from the Department of Homeland Security and/or cannot determine the validity of the documents presented, we may terminate your employment.

You have disclosed the existence of a restrictive covenant that you executed in favor of your current employer.  This offer of employment, and your continued employment, is contingent on you securing a written release of those restrictions from your current employer such that you be able to fully perform the duties that Aetna contemplates your performing for this position.

Aetna expects you to treat confidential and proprietary information-both that belonging to Aetna and that belonging to other companies-appropriately. This includes not disclosing or using any confidential or proprietary information or trade secrets from prior employers. If you are not sure if this applies to you, you should seek legal advice. To protect the company's proprietary information, as a condition of your employment, you will be required to sign and return the attached Non-Solicitation, Confidentiality and Assignment Agreement.

Guertin, S.

03/23/11

This offer and your acceptance of that offer also are contingent upon your agreement to use the Company's mandatory/binding arbitration program rather than the courts to resolve employment-related legal disputes. In arbitration, an arbitrator instead of a judge or jury resolves the dispute, and the decision of the arbitrator is final and binding. The enclosed materials should answer any questions you have about Aetna's Employment Dispute Arbitration Program. With respect to claims subject to the arbitration requirement, arbitration replaces your right and the company's right to sue or participate in a lawsuit. You are advised to, and may take the opportunity to, obtain legal advice before final acceptance of the terms of this offer. You will be required to complete an electronic version of the enclosed Employment Dispute Arbitration Acknowledgement Form on your start date.

You should understand that this letter is not an employment contract. Aetna is an “at will” employer and makes no representation to you of continued employment. While the company hopes that its employment relationship with its employees will be mutually enjoyable and lasting, Employees may terminate their employment at any time, with or without cause, or notice and the company may do the same. Please note, this letter contains all of the terms of the company's offer to you. You may not rely on any verbal or other promise, inducement which is not in this letter.

Your New Employee Orientation will be delivered via Aetna's intranet on your start date. Our orientation web-site will provide you with information which allows you to sign-up for benefits, handle payroll administration functions, obtain your employee I.D. badge and parking hang tag (where applicable), etc. Look for the "Welcome to Aetna" e-mail that will start you on your orientation experience.

Once again, I am delighted to extend this offer to you and look forward to your acceptance. Please acknowledge your acceptance of this offer by signing the enclosed copy of this letter, the enclosed copy of the non-solicitation/confidentiality/assignment agreement, and returning within seven (7) days after receipt. If you have any questions, please do not hesitate to call me.

Sincerely,

Aetna Life Insurance Company

By: /s/ Nancy Untiet
Nancy Untiet

Accepted: /s/ Shawn Guertin      Date:     3/26/2011

c: Joseph Zubretsky

Enclosures

Description of Aetna's Employment Dispute Arbitration Program

Following are the provisions of Aetna's Employment Dispute Arbitration Program:

1.
Except as otherwise specified, all employment-related legal disputes between employees and the Company will be submitted to and resolved by binding arbitration, and neither the employee nor the company will file or participate as an individual party or member of a class in a lawsuit in any court against the other with respect to such matters. This shall apply to claims brought on or after the date the employee becomes subject to this Program, even if the facts and circumstances relating to the claim occurred prior to that date and regardless of whether the employee or the Company previously filed a complaint/charge with a government agency concerning this claim.

2.
For purposes of this Program, the "Company" includes Aetna Inc., its subsidiaries and related companies, their predecessors, successors and assigns, and those acting as representatives or agents of those entities. "Employee" includes current and former employees of the Company.

3.
This Program does not apply to workers' compensation claims, unemployment compensation claims, and claims under the Employee Retirement Income Security Act of 1974 ("ERISA") for employee benefits. A dispute as to whether this Program applies must be submitted to the binding arbitration process set forth in this Program.

4.
The employee and/or the Company may seek emergency or temporary injunctive relief from a court in accordance with applicable law. However, after the court has issued a ruling concerning the emergency or temporary injunctive relief, the employee and the Company shall be required to submit the dispute to binding arbitration pursuant to this Program.

5.
Unless otherwise agreed, the arbitration will be administered by the American Arbitration Association (the "AAA") and will be conducted pursuant to the AAA's Employment Arbitration Rules and Mediation Procedures (the "Rules"), as modified in this Program in effect at the time the request for arbitration is filed. For more information, visit the AAA website.

6.
If the Company initiates a request for arbitration, the Company will pay all of the administrative fees and costs charged by the AAA, including the arbitrator's compensation and charges for hearing room rentals, etc. If the employee initiates a request for arbitration or submits a counterclaim to the Company's request for arbitration, the employee shall be required to contribute One Hundred Dollars ($100.00) to those administrative fees and costs, payable to the AAA at the time the employee's request for arbitration or counterclaim is submitted. The Company may increase the contribution amount to no more than the maximum permitted under the AAA rules then in effect. In all cases, the employee and the Company shall be responsible for payment of any fees assessed by the arbitrator as a result of that party's delay, request for postponement, failure to comply with the arbitrator's rulings and for other similar reasons.

7.
The employee and the Company may choose to be represented by legal counsel in the arbitration process and shall be responsible for their own legal fees, expenses and costs. However, the arbitrator shall have the same authority as a court to order the employee or the Company to pay some or all of the other's legal fees, expenses, and costs, in accordance with applicable law.

8.
Unless otherwise agreed, there shall be a single arbitrator, selected by the employee and the Company from a list of qualified neutrals furnished by the AAA. If the employee and the Company cannot agree on an arbitrator, one will be selected by the AAA.

9.
Unless otherwise agreed, the arbitration hearing will take place in the city where the employee works or last worked for the Company. If the employee and the Company disagree as to the proper locale, the AAA will decide.

10.
The employee and the Company shall be entitled to conduct limited pre-hearing discovery. Each may take the deposition of one person and anyone designated by the other as an expert witness. The party taking the deposition shall be responsible for all associated costs, such as the cost of a court reporter and the cost of an original transcript. Each party also has the right to submit one set of ten written questions (including subparts) to the other party, which must be answered under oath, and to request and obtain all documents on which the other party relies in support of its answers to the written questions. Additional discovery may be permitted by the arbitrator upon a showing that it is necessary for that party to have a fair opportunity to present a claim or defense.

11.
The arbitrator shall apply the same substantive law that would apply if the matter were heard by a court and shall have the authority to order the same remedies (but no others) as would be available in a court proceeding. The time limits for requesting arbitration or submitting a counterclaim and the administrative prerequisites for filing an arbitration claim or counterclaim are the same as they would be in a court proceeding. The arbitrator shall consider and decide dispositive motions (motions seeking a decision on some or all of the claims or counterclaims without an arbitration hearing) filed by a third party

12.
All proceedings, including the arbitration hearing and decision, are private and confidential, unless otherwise required by law. Arbitration decisions may not be published or publicized without the consent of both the employee and the Company.

13.	Unless otherwise agreed, the arbitrator's decisions will be in writing with a brief summary of the arbitrator's opinion.

14.
The arbitrator's decision is final and binding on the employee and the Company. After the arbitrator's decision is issued, the employee or the Company may obtain an order of judgment from a court and may obtain a court order enforcing the decision. The arbitrator's decision may be appealed to the courts only under the limited circumstances provided by law.

15.
If the employee previously signed an agreement, including but not limited to an employment agreement, containing arbitration provisions, those provisions are superseded by the arbitration provisions of this Program.

16.
If any provision of this Program is found to be void or otherwise unenforceable, in whole or in part, this shall not affect the validity of the remainder of the Agreement. All other provisions shall remain in full force and effect.

Questions and Answers about the Employment Dispute Arbitration Program

The following questions and answers are designed to provide additional information about Aetna's Employment Dispute Arbitration Program.

What is arbitration?
In arbitration, each side presents its position in a formal, confidential hearing to an impartial, outside arbitrator whom they have selected. The process often involves the testimony of witnesses, depositions, and the formal introduction of evidence. The arbitrator then makes a final, binding decision.

Why does Aetna want us to use binding arbitration?
The Company's goal is to resolve employment-related disputes between Aetna and its employees in a fair, cost-effective and prompt manner. The Company believes binding arbitration will better achieve those objectives than the traditional litigation process. Many companies, including a number of our competitors (such as CIGNA, Wellpoint and United Healthcare) have implemented binding arbitration programs in recent years.

Does this mean that if I have an employment-related legal dispute with Aetna and it is not resolved through less formal means, the dispute will not be decided by a judge or jury?
Yes. While some disputes are not subject to the arbitration provisions, all "covered" disputes will be submitted to a neutral arbitrator who will use the American Arbitration Association's (AAA's) Employment Arbitration Rules and Mediation Procedures, as modified by Aetna's Employment Dispute Arbitration Program and will make a final and binding decision. These Rules are available online at the AAA Website, and we encourage you to read them carefully.

Will the arbitrator have the authority to award the same type of monetary and non-monetary relief as a judge or jury?
Yes. The arbitrator will be able to award the same types of relief as a judge or jury. Likewise, the arbitrator cannot grant remedies that are unavailable in court.

What if I disagree with the arbitrator's decisions? Can I appeal to a court?
Except in very limited circumstances (for example, where fraud on the part of the arbitrator is claimed), an arbitrator's decision is final and binding on both the employee and the Company. One reason why arbitration generally results in a more prompt outcome is that in most situations the arbitrator's decision is not subject to appeal by either party.

Will I have as much time to file an arbitration claim as I would to file a lawsuit? Yes. The time limits are the same as they would be in a court proceeding.

Who pays for the arbitration costs?
Except for a nominal administration fee that must be paid by an employee at the time of filing an arbitration claim with the AAA, Aetna pays the fees and expenses charged by the AAA, including the neutral arbitrator's compensation. Each party is required to pay fees assessed as a result of its own delay, request for postponement/cancellation of a scheduled hearing or failure to comply with an arbitrator's rulings, etc.

If I decide to be represented by a lawyer in the arbitration proceeding, who pays my legal fees?
Just as in the traditional legal process, each party may choose to be represented by counsel and is responsible for payment of its own legal fees. However, the arbitrator has the same authority as a judge to order one party to pay the other party's legal fees and/or costs and expenses.

What if I am already subject to an arbitration requirement in another employment agreement I have with the Company?
The current agreement replaces any and all arbitration clauses contained in other employment agreements you may have with the Company.

Do the arbitration provisions cover only future claims I may have?
Any "covered" employment-related claim that you bring on or after the date you become subject to Aetna's Employment Dispute Arbitration Program is subject to arbitration, even if the facts and circumstances surrounding the claim occurred earlier and regardless of whether you previously filed a complaint/charge with a government agency concerning the claim.

Do the arbitration provisions also cover employment-related claims that Aetna may have against me?
Yes. The provisions are mutual and also require Aetna to arbitrate any "covered" employment-related claims it may have against you.

Do the arbitration provisions preclude me from filing a charge with the Equal Employment Opportunity Commission (EEOC) or a similar agency?
No. The arbitration provisions do not preclude you from filing a charge with the EEOC or similar agency. In fact, if filing a charge or complaint with a government agency would otherwise be required before filing a lawsuit, the same requirements must be met before filing an arbitration claim.

If I have additional questions as to how the arbitration program works, who should I contact?
You may contact the HR Contact Center.

This page is for your information. You will be required to complete an electronic version of this form on your start date.

Aetna Employment Dispute Arbitration Program
Acknowledgement

I acknowledge that:

•	I received a description of Aetna's Employment Dispute Arbitration Program and accompanying Questions and Answers and was offered an opportunity to review these materials.

•
I was advised that with respect to claims subject to arbitration, arbitration replaces my right and the Company's right to sue or participate in a lawsuit. I was further advised of my right to obtain legal advice about arbitration before accepting the terms of my job offer.

•	My offer of employment was contingent upon my agreement to use Aetna's mandatory/binding arbitration program rather than the courts to resolve employment-related legal disputes. I agree to do so.

Your electronic acknowledgment will be retained indefinitely as a part of Aetna's company records.  You and your department owner will receive only an email copy of your acknowledgement.  It is recommended you keep your copy of the email confirmation for your personal records.

Additional Information

☐ I certify that I am a minor and I need to have my acknowledgement signed by a parent or legal guardian and the signed acknowledgement must be returned to my department owner.